CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus and Statement of Additional Information constituting part of this Registration Statement on Form N-14, of our report dated February 26, 2007, relating to the financial statements and financial highlights of the ThomasLloyd OPTI-flex Fund, a series of the ThomasLloyd Funds, which appear in the December 31, 2006 Annual Report to Shareholders.  We also consent to the reference to our Firm under the heading "Experts" in the Proxy Statement/Prospectus.

/S/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

August 28, 2007